EXHIBIT 11.1


                             AMERICAN BIOMED, INC.

                     COMPUTATION OF (LOSS) PER COMMON SHARE


                                             Year Ended         Year Ended         Year Ended
                                             December 31,       December 31,       December 31,
                                               1997                1996                1995
                                            -------------      -------------      -------------
Computation of basic (loss)
  per common share:

  Net (loss)                                $  (2,774,203)     $  (2,625,116)     $  (1,404,384)
  Less Preferred stock dividends                       --         (1,183,413)                --
                                            -------------      -------------      -------------
  Net loss available to common
   Shareholders                           $    (2,774,203)     $  (3,808,529)     $  (1,404,384)
                                            =============      =============      =============
  Weighted average number of common
     Shares outstanding                        15,528,231         11,310,592          9,362,198
                                            =============      =============      =============

Basic (loss) per common share               $       (0.18)     $       (0.34)     $       ( .15)
                                            =============      =============      =============

Computation of (loss) per common
  share assuming full dilution:

  Weighted average number
  of shares outstanding                        15,528,231         11,310,592          9,362,187
                                            =============      =============      =============

(Loss) per common share
assuming full dilution                      $       (0.18)     $       (0.34)     $       ( .15)
                                            =============      =============      =============